Exhibit 99

Marriott International, Inc.	Marriott Drive Washington, D.C. 20058
Corporate Headquarters	(301) 380-7770

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS RECORD 2005 FOURTH QUARTER EARNINGS PER SHARE FROM CONTINUING OPERATIONS OF $1.07; UP 35 PERCENT FROM THE 2004 FOURTH QUARTER

Full Year Highlights:

•	Record Full Year 2005 earnings per share totaled $2.89, up 17 percent from 2004;

•	Full year management and franchise fee revenue exceeded $1 billion in 2005, 18 percent over the prior year and surpassing the previous peak reached in 2000;

•	Incentive fees totaled $201 million during the year, 42 percent higher than 2004 levels. Approximately 50 percent of managed hotels generated incentive fees during 2005 compared to 32 percent in 2004;

•	Full year 2005 worldwide systemwide comparable revenue per available room (REVPAR) rose 10.4 percent (9.9 percent using constant dollars) and worldwide company-operated house profit margins increased 180 basis points during the year;

•	In North America, company-operated comparable REVPAR rose 9.8 percent during 2005 and house profit margins rose 160 basis points; Property-level EBITDA margins for comparable North American company-operated properties, calculated as if wholly owned, increased 200 basis points;

•	Internet sales totaled $3.2 billion in 2005, 42 percent over 2004 levels. Nearly 85 percent of internet sales were booked on Marriott.com;

•	Approximately 22,000 rooms opened in 2005, including nearly 9,000 full-service rooms under the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands. Twenty-seven percent of total room openings were conversions from competitor brands. Thirty-nine percent of total room openings were in full-service hotels. In addition, nearly 9,000 rooms franchised under Marriott flags converted to Marriott management during the year;

•	At the close of the year, worldwide rooms approached the one-half million mark with a pipeline of over 70,000 rooms worldwide under construction, awaiting conversion, or approved for development;

Exhibit 99

•	Marriott returned a record $1.65 billion to shareholders through the repurchase of nearly 26 million shares of the company’s common stock in 2005, $1 billion more than in the prior year;

•	Marriott recycled more than $1.4 billion of capital in 2005, generating cash proceeds through notes receivable repayments and asset sales, including the sale of timeshare notes. At year-end, Marriott’s notes receivable balance, excluding timeshare notes, totaled $333 million compared to $942 million at year-end 2004;

•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) was approximately $1,270 million in 2005, a 15 percent increase over 2004;

Fourth Quarter Highlights:

•	Record fourth quarter 2005 earnings per share totaled $1.07, up 35 percent from the fourth quarter of 2004;

•	Fourth quarter management and franchise fee revenue rose 19 percent over the prior year. Thirty-five percent of managed hotels generated incentive fees during the quarter compared to 31 percent in the prior year’s quarter;

•	Worldwide systemwide comparable revenue per available room rose 11.2 percent (11.0 percent using constant dollars) and worldwide company-operated house profit margins increased 210 basis points during the quarter. Property-level EBITDA margins for comparable North American company-operated properties, calculated as if wholly owned, increased 250 basis points;

•	Nearly 6,000 rooms opened during the fourth quarter including the 366-room Grand Cayman Ritz-Carlton and 1,600 rooms converted from competitor properties;

•	Cash proceeds generated by notes receivable repayments and asset sales, including the sale of timeshare notes, totaled $587 million and share repurchases totaled $334 million.

WASHINGTON, D.C. – February 9, 2006 – Marriott International, Inc. (NYSE:MAR) today reported record diluted earnings per share from continuing operations (EPS) of $1.07 in the fourth quarter of 2005, up 35 percent from the fourth quarter of 2004. Income from continuing operations, net of taxes, for the quarter was $237 million, a 26 percent increase over the prior year. Excluding the impact of our synthetic fuel business, income from continuing operations increased 32 percent to $204 million and diluted earnings per share increased 42 percent to $0.92 during the quarter.

Exhibit 99

J.W. Marriott, Jr., Marriott International chairman and chief executive officer, said, “Strong worldwide economic expansion and impressive lodging industry strength continued in the fourth quarter, and Marriott International capitalized on those trends through increasingly favorable financial performance.

“Across all travel segments, group, business transient and leisure, revenues remained strong in the quarter. Meeting attendance was solid and group spending was robust. Catering revenues rose 13 percent during the quarter with particularly impressive demand from financial services and pharmaceutical businesses. Business guests continued to fill hotels. Manhattan REVPAR rose 16 percent largely due to a greater mix of corporate rated business and higher room rates. Technology rebounded, driving demand higher in San Francisco and the suburbs of Boston. Business travel to and especially within Asia continues to thrive. In China alone, Marriott currently operates 32 hotels, with 14 properties under construction, and additional projects in the development pipeline.

“The resort business in the Caribbean exceeded expectations, as leisure travel continues to boom. Our Ritz-Carlton brand just opened a spectacular resort on Grand Cayman Island, and we anticipate significant additional expansion opportunities in the region. In total, 16 Ritz-Carlton hotels, many in resort destinations, are currently in the development pipeline, including 11 which are under construction.

“Marriott and its owners invested record amounts in product improvements and renovations throughout our system in 2005, including new bedding for over 600,000 beds. Guest satisfaction scores and REVPAR improved dramatically in 2005, reflecting renovations over the past three years, including 129 Courtyard hotels and 95 Residence Inns. An additional 43 Courtyards and 24 Residence Inns are scheduled for renovation in 2006.

“We expect to deliver another year of outstanding results in 2006. U.S. industry supply growth is expected to remain modest while lodging demand continues to strengthen. Given the strength of the industry and the outstanding quality of our products, we believe our North American company-operated REVPAR should increase 8 to 10 percent in 2006.”

Exhibit 99

In the 2005 fourth quarter (16 week period from September 10, 2005 to December 30, 2005), REVPAR for the company’s comparable worldwide systemwide properties increased 11.2 percent (11.0 percent using constant dollars). Systemwide North American REVPAR increased by 11.0 percent in the fourth quarter of 2005, driven by a 7.8 percent increase in average daily rate and a 2 percentage point increase in occupancy to 70.7 percent. REVPAR at the company’s comparable systemwide North American full-service hotels (including Marriott Hotels & Resorts, The Ritz-Carlton, and Renaissance Hotels & Resorts) increased by 11.3 percent during the quarter. North American systemwide REVPAR for the company’s comparable select-service and extended-stay brands (including Courtyard, Fairfield Inn, Residence Inn, TownePlace Suites, and SpringHill Suites) increased 10.6 percent.

In the fourth quarter, international systemwide comparable REVPAR increased 11.9 percent (11.0 percent using constant dollars) including a 9.9 percent increase in average daily rates and a 1.3 percentage point improvement in occupancy to nearly 75 percent. REVPAR showed dramatic improvements in Hong Kong, China and Dubai.

The company added 38 hotels and timeshare resorts (5,980 rooms) to our worldwide lodging portfolio during the fourth quarter of 2005, while four properties (679 rooms) exited the system. At year-end, the company’s lodging group encompassed 2,741 hotels and timeshare resorts (499,165 rooms).

MARRIOTT REVENUES totaled $3.6 billion in the 2005 fourth quarter, a 16 percent increase from the same period in 2004. Base and franchise fees also rose 16 percent. Incentive management fees soared 33 percent as a result of robust growth in REVPAR and higher property level house profit margins. In the prior year’s quarter, Marriott recognized $7 million in incentive fees that were calculated based on prior period results, but not earned and due until the fourth quarter of 2004. Comparable company-operated house profit margins increased 210 basis points during the quarter, both worldwide and in North America, despite dramatically higher energy costs. Property level EBITDA margins for comparable North American company-operated properties, calculated as if wholly owned, increased 250 basis points.

Exhibit 99

Timeshare interval sales and services revenue increased 18 percent in the fourth quarter of 2005. Timeshare contract sales, including sales made by joint venture projects, increased 6 percent, reflecting strong sales at our timeshare resorts in St. Thomas, Las Vegas and Paris, as well as strong whole-ownership sales at our Grand Residences by Marriott in Panama City, Florida. Contract sales were lower at Ritz-Carlton Club resorts in St. Thomas and Bachelor Gulch, Colorado. These resorts continue to experience strong demand but offer limited inventory as they near sell-out. Seven new resorts offering timeshare, fractional or whole ownership products are expected to begin sales in 2006 including the Ritz-Carlton projects in San Francisco, Miami Beach, Kapalua and Kauai.

LODGING OPERATING INCOME for the fourth quarter of 2005 was $250 million, up from $146 million a year ago. Marriott’s 2005 fourth quarter lodging operating income benefited from strong fee growth as well as increased profits from owned and leased properties the company acquired in 2005. The company’s results included a $7 million charge in connection with the write-off of previously capitalized costs for one timeshare project. General and administrative expenses were also lower. The 2004 quarter included a $13 million charge associated with the Courtyard joint venture transaction.

SYNTHETIC FUEL operations contributed approximately $0.15 per share of after-tax earnings during the 2005 fourth quarter compared to $0.14 in the year ago quarter. Excluding the impact of our synthetic fuel operations, our tax rate for continuing operations was approximately 35 percent in the fourth quarter of 2005.

GAINS AND OTHER INCOME (excluding $12 million from synthetic fuel) totaled $72 million and included a $40 million gain from a fourth quarter timeshare mortgage note sale, a $17 million gain on the Courtyard land sale, $5 million of gains from the sale of other real estate, $6 million of preferred returns from joint venture investments and a $4 million gain on the sale of an equity interest in an international joint venture. Prior year gains of $69 million included a $36 million gain from a timeshare mortgage note sale, a $5 million gain associated with the repayment of a note, and $28 million of gains primarily related to the sale of real estate, our interest in an international joint venture and the disposition of the Ramada International business.

Exhibit 99

INTEREST EXPENSE increased $7 million primarily due to higher commercial paper balances, partially offset by changes in the company’s senior debt in 2005.

INTEREST INCOME totaled $14 million during the quarter, down from $48 million in the year ago quarter, primarily driven by loan repayments in 2005 and in the fourth quarter of 2004.

EQUITY IN (LOSSES)/EARNINGS – OTHER reflects Marriott’s share of income or losses from joint venture investments. During the fourth quarter 2005, the company earned a $15 million profit associated with the disposition of a hotel by a joint venture in which Marriott had an equity interest. Results also reflected improved profitability of joint venture hotels benefiting from higher property REVPAR. The company also benefited from the recapitalization of the Courtyard joint venture.

FULL YEAR 2005 RESULTS

For the full year 2005 EPS totaled $2.89, up 17 percent from 2004. Income from continuing operations, net of taxes, for the year was $668 million, a 12 percent increase over 2004 levels. Synthetic fuel operations contributed approximately $125 million ($0.54 per share) in 2005 versus $107 million ($0.44 per share) in the prior year. The guidance provided by the company on October 6, 2005, for fiscal year 2005 excluded the $94 million pre-tax ($0.27 per share) one-time charge associated with the CTF transaction, recorded in the 2005 second quarter, and the $17 million ($0.05 per share) pre-tax charge related to an impairment in a Delta Airlines leveraged aircraft lease, recorded in the 2005 third quarter. Excluding these items, 2005 EPS was $3.21, up 30 percent, and income from continuing operations, net of taxes, was $741 million, up 25 percent over 2004 levels.

LODGING OPERATING INCOME increased 22 percent from 2004 levels to $699 million, largely as a result of higher base and franchise fees, growth in incentive fees, favorable timeshare profits and strong results from our owned and leased properties, partially offset by higher general and administrative expenses. Marriott’s general and administrative expenses increased 24 percent to $753 million, driven by $94 million of pre-tax charges associated with the CTF transaction, primarily due to the non-cash write-off of management agreements, $30 million for bedding incentives, a $12 million payment made in the second quarter to retain a management agreement and a $6 million charge recorded in the third quarter associated with the settlement of a litigation matter from 1998, partially offset by an overall decline in litigation costs.

Exhibit 99

GAINS AND OTHER INCOME of $149 million in 2005 (excluding $32 million for synthetic fuel) included $69 million from timeshare mortgage note sales, $34 million from the sale of real estate, $25 million of gains from the sale or refinancing of real estate loans, $14 million of preferred returns from several joint venture investments and $7 million of gains on the sale of the company’s interests in two joint ventures. Prior year gains of $136 million (excluding $28 million for synthetic fuel) included $64 million from the sale of timeshare mortgage notes, $50 million related to the sale of real estate and our interest in an international joint venture, a $17 million gain on the disposition of Marriott’s interest in the Two Flags joint venture and the Ramada International business, and a $5 million gain associated with the repayment of principal and interest of a mezzanine loan to a joint venture.

INTEREST INCOME declined $67 million in 2005 to $79 million as the company reduced its notes receivable balance in 2005, excluding timeshare notes, by $609 million. The provision for loan losses reflected a $17 million non-cash pre-tax charge associated with the impairment of a Delta Airline leveraged lease receivable and an $11 million reserve for a loan at one property.

BALANCE SHEET

With record earnings, loan repayments and asset sales, Marriott generated significant cash flow in 2005. At the end of 2005, total debt was $1,737 million and cash balances totaled $203 million compared to $1,325 million in debt and $770 million of cash at the end of 2004. The company also repurchased a record 26 million shares of common stock in 2005 at a cost of $1.65 billion. The remaining share repurchase authorization, as of year-end 2005, totaled approximately 17.9 million shares.

OUTLOOK

The company expects North American company-operated REVPAR to increase 8 to 10 percent in 2006, roughly 80 percent of which should be rate driven. Assuming a 150 to 200 percentage point improvement in house profit margins, and approximately 25,000 new room openings (gross), the company expects total fee revenue of $1,165 million to $1,185 million, an increase of 13 to 15 percent.

Exhibit 99

Given the recent rise in oil prices and the uncertainty surrounding the availability of 2006 tax credits, the company suspended production at its four synthetic fuel facilities in mid-January 2006. The company has not yet determined the duration of the temporary shut down and as such is unable to provide guidance for 2006 earnings from the synthetic fuel business. The current net book value of the four facilities is $19 million.

New accounting rules for the timeshare industry take effect in 2006. The new rules change the timing of the recognition of timeshare revenues, selling and product costs, reacquired timeshare inventory and maintenance fees for unsold timeshare inventory. At the same time, the attractive cash flow characteristics of the timeshare business will remain unchanged. The company’s estimate of the one-time non-cash impact to 2006 first quarter earnings will be an after-tax charge of approximately $110 million to $115 million ($0.50 to $0.53 per share). Since this charge is a one-time item, and will be presented in the financial statements below income from continuing operations, it is not included in the 2006 earnings guidance.

Timeshare interval sales and services revenues, net of expenses are expected to decline approximately 2 percent in 2006, reflecting soft contract sales in 2005 resulting from limited inventory. Contract sales (including joint venture sales) are expected to increase over 40 percent in 2006, as the company continues to experience strong sales from highly successful projects in Aruba, Newport Coast, Las Vegas and Hawaii and begins sales in 2006 at seven new resorts offering timeshare, fractional or whole ownership products.

General, administrative and other expenses are expected to decline approximately 12 to 14 percent in 2006 to $650 million to $660 million from $753 million in 2005. The comparison reflects the impact of the $94 million charge associated with the CTF transaction in the second quarter of 2005 and $30 million in bedding incentives also recorded in 2005. This 2006 guidance includes the $44 million pre-tax impact of the Financial Accounting Standards Board’s Statement (FAS) No. 123(R), requiring the expensing of all share-based compensation (including stock options).

Exhibit 99

Given these above items, the company estimates that lodging operating income will total $910 million to $940 million in 2006, an increase of 30 to 34 percent over 2005 (20 to 24 percent excluding the $94 million charge associated with the CTF transaction in 2005 and the expected $44 million impact of FAS No. 123(R) in 2006).

The company expects lodging gains and other income to total approximately $130 million in 2006 (including approximately $70 million in timeshare mortgage note sale gains), compared to $149 million in 2005.

Net interest expense is expected to total $75 million, an increase of $20 million, primarily driven by loan repayments in 2005 resulting in reduced interest income.

The company estimates North American company-operated REVPAR growth of 8 to 10 percent in the first quarter of 2006, with house profit margin growth of 150 to 200 basis points.

Exhibit 99

Under the above assumptions, the company currently estimates the following results for the first quarter and full year 2006:

	First Quarter 2006	Full Year 2006

Total fee revenue	$250 million to $260 million	$1,165 million to $1,185 million

Owned, leased, corporate housing and other, net of direct expenses	Approx. $45 million	Approx. $150 million

Timeshare interval sales and services, net of direct expenses	$65 million to $70 million	Approx. $255 million

General, administrative & other expense[1]	$140 million to $145 million	$650 million to $660 million

Lodging operating income[1]	$215 million to $235 million	$910 million to $940 million

Gains (excluding synthetic fuel)	Approx. $30 million	Approx. $130 million[2]

Net interest expense[3]	Approx. $20 million	Approx $75 million

Equity in earnings/(losses)	Approx. $0	Approx. $15 million

Earnings per share from synthetic fuel	No guidance	No guidance

Earnings per share excluding synfuel[1,4]	$0.67 to $0.73	$2.95 to $3.05

Earnings per share excluding synfuel and impact of FAS123(R) adoption[4,5]	$0.70 to $0.76	$3.08 to $3.18

[1]	Full Year 2006 includes pre-tax charge of $44 million ($0.13 per share) associated with the adoption of FAS No. 123(R) ($9 million ($0.03 per share) for the 2006 first quarter).

[2]	Includes timeshare mortgage note sale gains.
[3]	Net of interest income
[4]	From continuing operations before cumulative effect of a change in accounting principle associated with the new timeshare accounting rules. The company expects to record an after-tax charge of $110 million to $115 million ($0.50 to $0.53 per share) in the 2006 first quarter.

[5]	Full Year 2006 excludes pre-tax charge of $44 million ($0.13 per share) associated with the adoption of FAS No. 123(R) ($9 million ($0.03 per share) for the 2006 first quarter).

The company expects investment spending in 2006 to total approximately $900 million, including $50 million for maintenance capital spending, $500 million for capital expenditures, acquisitions and timeshare development, $30 million in new mezzanine financing and mortgage loans for hotels developed by owners and franchisees, and approximately $320 million in equity and other investments (including timeshare equity investments).

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, February 9, 2006 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent Investor News” tab and click on the quarterly conference call link. A replay will be available on the Internet until March 9, 2006.

Exhibit 99

The telephone dial-in number for the conference call is 913-981-4910. A telephone replay of the conference call will also be available by telephone from 1 p.m. ET, Thursday, February 9, 2006 until Thursday, February 16, 2006 at 8 p.m. ET. To access the recording, call 719-457-0820. The reservation number for the recording is 8301413.

Note: This press release contains “forward-looking statements” within the meaning of federal securities laws, including REVPAR, profit margin and earning trends; statements concerning the number of lodging properties we expect to add in future years; our expected investment spending; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including the duration and full extent of the current growth environment in both the economy and the lodging industry; supply and demand changes for hotel rooms, vacation ownership intervals, and corporate housing; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; any of which could cause actual results to differ materially from those expressed in or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with over 2,700 lodging properties in the United States and 66 other countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club International, Horizons, The Ritz-Carlton Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. Marriott is also in the synthetic fuel business. The company is headquartered in Washington, D.C., and has approximately 143,000 employees. In fiscal year 2005, Marriott International reported sales from continuing operations of $11.6 billion. For more information or reservations, please visit our web site at www.marriott.com.

IRPR#1

Tables follow

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Financial Highlights

(in millions, except per share amounts)

	16 Weeks Ended December 30, 2005			16 Weeks Ended December 31, 2004			Percent Better/ (Worse)
	Lodging	Synthetic Fuel	Total	Lodging	Synthetic Fuel	Total
REVENUES
Base management fees	$155	$—	$155	$133	$—	$133	17
Franchise fees	103	—	103	89	—	89	16
Incentive management fees	69	—	69	52	—	52	33
Owned, leased, corporate housing and other [1]	361	—	361	239	—	239	51
Timeshare interval sales and services [2]	413	—	413	349	—	349	18
Cost reimbursements [3]	2,423	—	2,423	2,156	—	2,156	12
Synthetic fuel	—	117	117	—	123	123	(5)

Total Revenues	3,524	117	3,641	3,018	123	3,141	16
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	298	—	298	201	—	201	(48)
Timeshare - direct	357	—	357	293	—	293	(22)
Reimbursed costs	2,423	—	2,423	2,156	—	2,156	(12)
General, administrative and other [5]	196	—	196	222	—	222	12
Synthetic fuel	—	146	146	—	160	160	9

Total Expenses	3,274	146	3,420	2,872	160	3,032	(13)

OPERATING INCOME (LOSS)	$250	$(29)	221	$146	$(37)	109	103

Gains and other income [6]			84			69	22
Interest expense			(37)			(30)	(23)
Interest income			14			48	(71)
Reversal of provision for loan losses			—			8	(100)
Equity in earnings/(losses) - Other [7]			18			(5)	460

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST			300			199	51
Provision for income taxes			(76)			(21)	(262)

INCOME BEFORE MINORITY INTEREST			224			178	26
Minority interest			13			10	30

INCOME FROM CONTINUING OPERATIONS			237			188	26
DISCONTINUED OPERATIONS			—			1	(100)

NET INCOME			$237			$189	25

EARNINGS PER SHARE - Basic
Earnings from continuing operations			$1.14			$0.84	36
Earnings from discontinued operations			—			—	*

EARNINGS PER SHARE - Basic			$1.14			$0.84	36

EARNINGS PER SHARE - Diluted
Earnings from continuing operations			$1.07			$0.79	35
Earnings from discontinued operations			—			—	*

EARNINGS PER SHARE - Diluted			$1.07			$0.79	35

Basic Shares			207.3			224.5
Diluted Shares			220.8			239.1

*	Percent can not be calculated.

[1]–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our ExecuStay business, land rent income and other revenue.

[2]–	Timeshare interval sales and services includes total timeshare revenue except for base fees, cost reimbursements, gains, and joint venture earnings (losses).

[3]–	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.

[4]–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our ExecuStay business.

[5]–	General, administrative and other expenses include the overhead costs allocated to our lodging business segments (including ExecuStay and Timeshare) and our unallocated corporate overhead costs and general expenses.

[6]–	Gains and other income includes gains on the sale of real estate, gains from the sale of joint ventures, income related to our cost method joint ventures and the earn-out payments we made to the previous owner of the synthetic fuel operations and earn-out payments we received from our synthetic fuel joint venture partner.

[7]–	Equity in earnings/(losses) – Other includes our equity in earnings (losses) of unconsolidated joint ventures.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Financial Highlights

(in millions, except per share amounts)

	52 Weeks Ended December 30, 2005			52 Weeks Ended December 31, 2004			Percent Better/ (Worse)
	Lodging	Synthetic Fuel	Total	Lodging	Synthetic Fuel	Total
REVENUES
Base management fees	$497	$—	$497	$435	$—	$435	14
Franchise fees	329	—	329	296	—	296	11
Incentive management fees	201	—	201	142	—	142	42
Owned, leased, corporate housing and other [1]	944	—	944	730	—	730	29
Timeshare interval sales and services [2]	1,487	—	1,487	1,247	—	1,247	19
Cost reimbursements [3]	7,671	—	7,671	6,928	—	6,928	11
Synthetic fuel	—	421	421	—	321	321	31

Total Revenues	11,129	421	11,550	9,778	321	10,099	14
OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	778	—	778	629	—	629	(24)
Timeshare - direct	1,228	—	1,228	1,039	—	1,039	(18)
Reimbursed costs	7,671	—	7,671	6,928	—	6,928	(11)
General, administrative and other [5]	753	—	753	607	—	607	(24)
Synthetic fuel	—	565	565	—	419	419	(35)

Total Expenses	10,430	565	10,995	9,203	419	9,622	(14)

OPERATING INCOME (LOSS)	$699	$(144)	555	$575	$(98)	477	16

Gains and other income [6]			181			164	10
Interest expense			(106)			(99)	(7)
Interest income			79			146	(46)
(Provision for)/reversal of provision for loan losses			(28)			8	(450)
Equity in losses - Synthetic Fuel [7]			—			(28)	100
Equity in earnings/(losses) - Other [8]			36			(14)	357

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST			717			654	10
Provision for income taxes			(94)			(100)	6

INCOME BEFORE MINORITY INTEREST			623			554	12
Minority interest			45			40	13

INCOME FROM CONTINUING OPERATIONS			668			594	12
DISCONTINUED OPERATIONS			1			2	(50)

NET INCOME			$669			$596	12

EARNINGS PER SHARE - Basic
Earnings from continuing operations			$3.09			$2.62	18
Earnings from discontinued operations			—			0.01	(100)

EARNINGS PER SHARE - Basic			$3.09			$2.63	17

EARNINGS PER SHARE - Diluted
Earnings from continuing operations			$2.89			$2.47	17
Earnings from discontinued operations			—			0.01	(100)

EARNINGS PER SHARE - Diluted			$2.89			$2.48	17

Basic Shares			216.4			226.6
Diluted Shares			231.2			240.5

[1]–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our ExecuStay business, land rent income and other revenue.

[2]–	Timeshare interval sales and services includes total timeshare revenue except for base fees, cost reimbursements, gains, and joint venture earnings (losses).

[3]–	Cost reimbursements include reimbursements from lodging properties for Marriott funded operating expenses.

4–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our ExecuStay business.

[5]–	General, administrative and other expenses include the overhead costs allocated to our lodging business segments (including ExecuStay and Timeshare) and our unallocated corporate overhead costs and general expenses.

[6]–	Gains and other income includes gains on the sale of real estate, gains from the sale of joint ventures, income related to our cost method joint ventures and the earn-out payments we made to the previous owner of the synthetic fuel operations and earn-out payments we received from our synthetic fuel joint venture partner.

[7]–	Equity in losses – Synthetic fuel includes our share of the equity in earnings of the synthetic fuel joint ventures and the net earn-out payments made to our synthetic fuel joint venture partner from January 3, 2004 through March 25, 2004. Beginning March 26, 2004, the synthetic fuel operations were consolidated as a result of adopting FIN 46(R), “Consolidation of Variable Interest Entities.”

[8]–	Equity in earnings/(losses) – Other includes our equity in earnings/(losses) of unconsolidated joint ventures.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Sixteen Weeks Ended		Percent Better/ (Worse)
	December 30, 2005	December 31, 2004
REVENUES
Full-Service	$2,442	$2,099	16%
Select-Service	397	330	20%
Extended-Stay	197	170	16%
Timeshare	488	419	16%

Total lodging [1]	3,524	3,018	17%
Synthetic fuel	117	123	-5%

Total	$3,641	$3,141	16%

INCOME FROM CONTINUING OPERATIONS
Full-Service	$199	$134	49%
Select-Service	79	36	119%
Extended-Stay	22	18	22%
Timeshare	78	68	15%

Total lodging financial results [1]	378	256	48%
Synthetic fuel (after-tax)	33	34	-3%
Unallocated corporate expenses	(40)	(47)	15%
Interest income, provision for loan losses and interest expense	(23)	26	-188%
Income taxes (excluding Synthetic fuel)	(111)	(81)	-37%

Total	$237	$188	26%

[1]	We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

Marriott International, Inc.

Business Segments

($ in millions)

	Fifty-Two Weeks Ended		Percent Better/ (Worse)
	December 30, 2005	December 31, 2004
REVENUES
Full-Service	$7,535	$6,611	14%
Select-Service	1,265	1,118	13%
Extended-Stay	608	547	11%
Timeshare	1,721	1,502	15%

Total lodging [1]	11,129	9,778	14%
Synthetic fuel	421	321	31%

Total	$11,550	$10,099	14%

INCOME FROM CONTINUING OPERATIONS
Full-Service	$474	$426	11%
Select-Service	209	140	49%
Extended-Stay	65	66	-2%
Timeshare	271	203	33%

Total lodging financial results [1]	1,019	835	22%
Synthetic fuel (after-tax)	125	107	17%
Unallocated corporate expenses	(137)	(138)	1%
Interest income, provision for loan losses and interest expense	(55)	55	-200%
Income taxes (excluding Synthetic fuel)	(284)	(265)	-7%

Total	$668	$594	12%

[1]	We consider lodging revenues and lodging financial results to be meaningful indicators of our performance because they measure our growth in profitability as a lodging company and enable investors to compare the sales and results of our lodging operations to those of other lodging companies.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Total Lodging Products 1

	Number of Properties		Number of Rooms/Suites
Brand	Dec. 30, 2005	Change vs. Dec. 31, 2004	Dec. 30, 2005	Change vs. Dec. 31, 2004
Full-Service Lodging
Marriott Hotels & Resorts	507	17	183,455	4,296
The Ritz-Carlton	59	2	19,285	674
Renaissance Hotels & Resorts	137	4	48,232	773
Bulgari Hotel & Resort	1	—	58	—
Ramada International	3	(1)	532	(195)
Select-Service Lodging
Courtyard	692	36	99,669	5,666
Fairfield Inn	524	1	47,999	(711)
SpringHill Suites	137	12	16,002	1,452
Extended-Stay Lodging
Residence Inn	490	27	58,444	3,385
TownePlace Suites	122	7	12,303	593
Marriott Executive Apartments	17	3	2,852	381
Timeshare [2]
Marriott Vacation Club International	44	1	9,401	569
The Ritz-Carlton Club	4	—	292	31
Grand Residences by Marriott	2	—	313	65
Horizons by Marriott Vacation Club	2	—	328	—

Total	2,741	109	499,165	16,979

[1]	Total Lodging Products excludes the 1,850 corporate housing rental units.

[2]	Includes products in active sales which are not ready for occupancy.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties

	Sixteen Weeks Ended December 30, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$114.74	10.9%	71.1%	1.8	% pts.	$161.39	8.2%
The Ritz-Carlton [2]	$199.80	12.9%	68.9%	3.8	% pts.	$290.17	6.7%
Renaissance Hotels & Resorts	$109.95	15.1%	70.1%	3.9	% pts.	$156.77	8.8%
Composite - Full-Service	$122.82	11.8%	70.7%	2.3	% pts.	$173.68	8.2%
Residence Inn	$85.47	9.7%	78.5%	1.7	% pts.	$108.87	7.2%
Courtyard	$74.16	10.2%	68.2%	0.5	% pts.	$108.67	9.4%
TownePlace Suites	$52.54	11.6%	73.3%	2.6	% pts.	$71.70	7.5%
SpringHill Suites	$68.79	14.0%	72.3%	1.7	% pts.	$95.13	11.3%
Composite - Select-Service & Extended-Stay	$75.34	10.4%	71.5%	1.1	% pts.	$105.33	8.7%
Composite - All [1]	$103.86	11.4%	71.0%	1.8	% pts.	$146.19	8.5%

Comparable Systemwide North American Properties

	Sixteen Weeks Ended December 30, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$102.57	10.5%	69.0%	1.8	% pts.	$148.64	7.6%
The Ritz-Carlton [2]	$199.80	12.9%	68.9%	3.8	% pts.	$290.17	6.7%
Renaissance Hotels & Resorts	$102.29	14.5%	69.7%	3.0	% pts.	$146.67	9.6%
Composite - Full-Service	$109.26	11.3%	69.1%	2.1	% pts.	$158.11	7.9%
Residence Inn	$81.62	9.1%	77.7%	1.9	% pts.	$105.00	6.4%
Courtyard	$75.08	10.2%	69.9%	1.2	% pts.	$107.36	8.3%
Fairfield Inn	$50.48	13.5%	67.4%	3.2	% pts.	$74.94	8.1%
TownePlace Suites	$54.09	11.8%	74.1%	2.2	% pts.	$72.99	8.6%
SpringHill Suites	$65.66	13.4%	72.5%	2.7	% pts.	$90.54	9.2%
Composite - Select-Service & Extended-Stay	$69.61	10.6%	71.8%	2.0	% pts.	$96.91	7.6%
Composite - All [1]	$86.14	11.0%	70.7%	2.0	% pts.	$121.85	7.8%

[1]	Composite - All statistics include properties for the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn, and SpringHill Suites brands. Full-Service composite statistics include properties for Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands. Select-Service and Extended-Stay composite statistics include properties for the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

[2]	Statistics for The Ritz-Carlton are for September through December.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties

	Fifty-Two Weeks Ended December 30, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$113.31	9.0%	73.2%	1.0	% pts.	$154.84	7.5%
The Ritz-Carlton [2]	$204.45	12.2%	71.0%	1.9	% pts.	$287.99	9.2%
Renaissance Hotels & Resorts	$108.01	12.5%	72.1%	3.0	% pts.	$149.90	7.8%
Composite - Full-Service	$121.27	10.0%	72.8%	1.4	% pts.	$166.58	7.8%
Residence Inn	$86.46	8.6%	80.0%	1.0	% pts.	$108.09	7.3%
Courtyard	$75.32	9.1%	70.7%	-0.2	% pts.	$106.50	9.4%
TownePlace Suites	$53.18	9.1%	75.4%	1.1	% pts.	$70.52	7.4%
SpringHill Suites	$70.36	16.3%	74.9%	3.4	% pts.	$93.89	11.0%
Composite - Select-Service & Extended-Stay	$76.49	9.4%	73.8%	0.5	% pts.	$103.70	8.7%
Composite - All [1]	$103.29	9.8%	73.2%	1.0	% pts.	$141.14	8.2%

Comparable Systemwide North American Properties

	Fifty-Two Weeks Ended December 30, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Brand	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Marriott Hotels & Resorts	$102.21	8.7%	71.0%	1.2	% pts.	$144.03	6.9%
The Ritz-Carlton [2]	$204.45	12.2%	71.0%	1.9	% pts.	$287.99	9.2%
Renaissance Hotels & Resorts	$100.45	12.4%	71.3%	2.6	% pts.	$140.89	8.3%
Composite - Full-Service	$108.51	9.6%	71.0%	1.4	% pts.	$152.81	7.3%
Residence Inn	$83.47	8.1%	79.5%	1.1	% pts.	$104.99	6.7%
Courtyard	$76.31	8.9%	72.2%	0.6	% pts.	$105.72	7.9%
Fairfield Inn	$51.76	11.7%	69.5%	2.3	% pts.	$74.47	8.1%
TownePlace Suites	$54.62	10.8%	75.8%	1.1	% pts.	$72.11	9.3%
SpringHill Suites	$66.88	13.5%	74.0%	2.9	% pts.	$90.43	9.1%
Composite - Select-Service & Extended-Stay	$70.97	9.5%	73.8%	1.3	% pts.	$96.11	7.6%
Composite - All [1]	$86.56	9.5%	72.7%	1.3	% pts.	$119.12	7.5%

[1]	Composite - All statistics include properties for the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn, and SpringHill Suites brands. Full-Service composite statistics include properties for Marriott Hotels & Resorts, Renaissance Hotels & Resorts and The Ritz-Carlton brands. Select-Service and Extended-Stay composite statistics include properties for the Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

[2]	Statistics for The Ritz-Carlton are for January through December.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

(Constant $)

Comparable Company-Operated International Properties 1,2

	Four Months Ended December 31, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$102.05	10.2%	72.1%	3.9	% pts.	$141.62	4.3%
Continental Europe	$99.87	3.2%	72.9%	0.4	% pts.	$137.07	2.7%
United Kingdom	$141.92	4.5%	77.8%	-0.5	% pts.	$182.44	5.2%
Middle East & Africa	$88.93	28.6%	69.6%	0.8	% pts.	$127.84	27.2%
Asia Pacific[4]	$94.14	10.8%	76.7%	0.1	% pts.	$122.79	10.7%
The Ritz-Carlton International	$150.08	12.0%	72.3%	1.1	% pts.	$207.67	10.2%
Total International[5]	$105.37	9.7%	74.5%	0.9	% pts.	$141.39	8.5%
Worldwide[6]	$104.25	10.9%	72.0%	1.6	% pts.	$144.89	8.5%

Comparable Systemwide International Properties [1,2]

	Four Months Ended December 31, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$95.64	10.7%	73.7%	5.8	% pts.	$129.84	1.9%
Continental Europe	$99.99	7.0%	72.6%	1.7	% pts.	$137.70	4.4%
United Kingdom	$124.31	4.5%	77.8%	0.1	% pts.	$159.74	4.4%
Middle East & Africa	$87.53	31.3%	69.8%	3.0	% pts.	$125.42	25.7%
Asia Pacific[4]	$98.04	14.4%	77.7%	0.9	% pts.	$126.18	13.1%
The Ritz-Carlton International	$150.08	12.0%	72.3%	1.1	% pts.	$207.67	10.2%
Total International[5]	$103.88	11.0%	74.8%	1.3	% pts.	$138.87	9.1%
Worldwide[6]	$89.18	11.0%	71.4%	1.9	% pts.	$124.91	8.0%

[1]	International financial results are reported on a period-end basis, while International statistics are reported on a month-end basis.

[2]	Statistics are in constant dollars and include results for September through December. Excludes North American (except for Worldwide).

[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Does not include The Ritz-Carlton brand.

[4]	Excludes Hawaii.

[5]	Includes Hawaii.

[6]	Includes international statistics for the four calendar months ended December 31, 2005 and December 31, 2004, and North American statistics for the sixteen weeks ended December 30, 2005 and December 31, 2004. Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

(Constant $)

Comparable Company-Operated International Properties 1,2

	Twelve Months Ended December 31, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$107.24	12.1%	73.6%	3.9	% pts.	$145.78	6.3%
Continental Europe	$96.69	3.1%	70.5%	0.5	% pts.	$137.09	2.4%
United Kingdom	$140.49	4.8%	76.9%	0.1	% pts.	$182.61	4.8%
Middle East & Africa	$84.96	29.5%	73.2%	4.0	% pts.	$116.07	22.5%
Asia Pacific[4]	$86.63	13.1%	75.8%	0.8	% pts.	$114.34	12.0%
The Ritz-Carlton International	$143.30	18.3%	71.6%	3.4	% pts.	$200.08	12.7%
Total International[5]	$101.84	11.0%	74.0%	1.5	% pts.	$137.62	8.7%
Worldwide[6]	$102.94	10.1%	73.4%	1.2	% pts.	$140.26	8.3%

Comparable Systemwide International Properties [1,2]

	Twelve Months Ended December 31, 2005 and December 31, 2004
	REVPAR		Occupancy			Average Daily Rate
Region/Brand[3]	2005	vs. 2004	2005	vs. 2004		2005	vs. 2004
Caribbean & Latin America	$101.02	13.1%	73.0%	4.6	% pts.	$138.31	5.9%
Continental Europe	$95.10	5.9%	68.6%	1.0	% pts.	$138.63	4.3%
United Kingdom	$120.53	3.1%	74.0%	-1.1	% pts.	$162.96	4.6%
Middle East & Africa	$82.10	29.3%	71.7%	4.5	% pts.	$114.45	21.2%
Asia Pacific[4]	$90.79	14.7%	76.5%	1.5	% pts.	$118.63	12.5%
The Ritz-Carlton International	$143.30	18.3%	71.6%	3.4	% pts.	$200.08	12.7%
Total International[5]	$100.02	11.9%	73.2%	1.8	% pts.	$136.57	9.1%
Worldwide[6]	$88.72	9.9%	72.8%	1.4	% pts.	$121.94	7.8%

[1]	International financial results are reported on a period-end basis, while International statistics are reported on a month-end basis.

[2]	Statistics are in constant dollars and include results for January through December. Excludes North American (except for Worldwide).

[3]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts and Courtyard brands. Does not include The Ritz-Carlton brand.

[4]	Excludes Hawaii.

[5]	Includes Hawaii.

[6]	Includes international statistics for the twelve calendar months ended December 31, 2005 and December 31, 2004, and North American statistics for the fifty-two weeks ended December 30, 2005 and December 31, 2004. Includes the Marriott Hotels & Resorts, Renaissance Hotels & Resorts, The Ritz-Carlton, Courtyard, Residence Inn, TownePlace Suites, Fairfield Inn and SpringHill Suites brands.

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

($ in millions)

We consider lodging operating income to be a meaningful indicator of our performance because it measures our growth in profitability as a lodging company and enables investors to compare the operating income related to our lodging segments to the operating income of other lodging companies. However, lodging operating income is a non-GAAP financial measure and is not an alternative to operating income or any other operating measure prescribed by United States generally accepted accounting principles.

The reconciliation of operating income to lodging operating income is as follows:

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$158	$41	$135	$221	$555
Add back: Synthetic fuel operating loss	45	36	34	29	144

Lodging operating income	$203	$77	$169	$250	$699

	Fiscal Year 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Operating income as reported	$151	$118	$99	$109	$477
Add back: Synthetic fuel operating loss	—	30	31	37	98

Lodging operating income	$151	$148	$130	$146	$575

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

(in millions, except per share amounts)

The table below details the impact on our continuing operations of our Synthetic Fuel segment for the 2005 and 2004 fourth quarters. Our management evaluates the figures presented in the “Excluding Synthetic Fuel” columns because management expects the Synthetic Fuel segment will no longer have a material impact on our business after the Internal Revenue Code Section 29 synthetic fuel tax credits expire at the end of 2007 or earlier if the company elects to make permanent its present synthetic fuel production shut down and because the presentation reflects the results of our core lodging operations. Management also believes that these presentations facilitate the comparison of our results with the results of other lodging companies.

However, the figures presented in the “Excluding Synthetic Fuel” columns are all non-GAAP financial measures, may be calculated and/or presented differently than presentations of other companies and are not alternatives to operating income, income from continuing operations, net income, earnings per share or any other operating measure prescribed by United States generally accepted accounting principles.

	Fourth Quarter 2005 Continuing Operations			Fourth Quarter 2004 Continuing Operations
	Income from Continuing Operations	Synthetic Fuel Impact	Excluding Synthetic Fuel	Income from Continuing Operations	Synthetic Fuel Impact	Excluding Synthetic Fuel
Operating income (loss)	$221	$(29)	$250	$109	$(37)	$146
Gains and other income	84	12	72	69	—	69
Interest income, provision for loan losses and interest expense	(23)	—	(23)	26	—	26
Equity in earnings/(losses)	18	—	18	(5)	—	(5)

Pre-tax income (loss)	300	(17)	317	199	(37)	236

Tax (Provision)/Benefit	(109)	2	(111)	(72)	9	(81)
Tax Credits	33	33	—	51	51	—

Total Tax (Provision)/Benefit	(76)	35	(111)	(21)	60	(81)

Income from Continuing Operations before Minority Interest	224	18	206	178	23	155
Minority Interest	13	15	(2)	10	11	(1)

Income from Continuing Operations	$237	$33	$204	$188	$34	$154

Diluted Shares	220.8	220.8	220.8	239.1	239.1	239.1
Earnings per Share from Continuing Operations - Diluted	$1.07	$0.15	$0.92	$0.79	$0.14	$0.65
Tax Rate	25.3%		35.0%	10.4%		34.3%

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

(in millions, except per share amounts)

The table below details the impact on our continuing operations of our Synthetic Fuel segment for the 52 weeks ended December 30, 2005 and December 31, 2004. Our management evaluates the figures presented in the “Excluding Synthetic Fuel” columns because management expects the Synthetic Fuel segment will no longer have a material impact on our business after the Internal Revenue Code Section 29 synthetic fuel tax credits expire at the end of 2007 or earlier if the company elects to make permanent its present synthetic fuel production shut down and because the presentation reflects the results of our core lodging operations. Management also believes that these presentations facilitate the comparison of our results with the results of other lodging companies.

However, the figures presented in the “Excluding Synthetic Fuel” columns are all non-GAAP financial measures, may be calculated and/or presented differently than presentations of other companies and are not alternatives to operating income, income from continuing operations, net income, earnings per share or any other operating measure prescribed by United States generally accepted accounting principles.

	Fiscal Year 2005 Continuing Operations			Fiscal Year 2004 Continuing Operations
	Income from Continuing Operations	Synthetic Fuel Impact	Excluding Synthetic Fuel	Income from Continuing Operations	Synthetic Fuel Impact	Excluding Synthetic Fuel
Operating income (loss)	$555	$(144)	$699	$477	$(98)	$575
Gains and other income	181	32	149	164	28	136
Interest income, provision for loan losses and interest expense	(55)	—	(55)	55	—	55
Equity in earnings/(losses)	36	—	36	(42)	(28)	(14)

Pre-tax income (loss)	717	(112)	829	654	(98)	752

Tax (Provision)/Benefit	(261)	23	(284)	(244)	21	(265)
Tax Credits	167	167	—	144	144	—

Total Tax (Provision)/Benefit	(94)	190	(284)	(100)	165	(265)

Income from Continuing Operations before Minority Interest	623	78	545	554	67	487
Minority Interest	45	47	(2)	40	40	—

Income from Continuing Operations	$668	$125	$543	$594	$107	$487

Diluted Shares	231.2	231.2	231.2	240.5	240.5	240.5
Earnings per Share from Continuing Operations - Diluted	$2.89	$0.54	$2.35	$2.47	$0.44	$2.03
Tax Rate	13.1%		34.3%	15.3%		35.2%

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

(in millions, except per share amounts)

The table below details the impact on our continuing operations of the $94 million charge (2005 second quarter) associated with the agreements we entered into with CTF Holdings Ltd. (the “CTF transaction”) and the $17 million leveraged lease impairment charge (2005 third quarter). The $94 million charge recorded in connection with the CTF transaction was primarily non-cash and primarily due to the write-off of deferred contract acquisition costs associated with the termination of management agreements. In addition, we incurred a material charge of $17 million associated with the impairment of our one investment in an aircraft leveraged lease. We do not consider the leveraged lease investment to be related to our core business.

Our management evaluates the figures in the “Excluding CTF and Leveraged Lease Charges” column because they allow for year-over-year comparisons relative to our on-going operations before material charges and believes that this presentation facilitates the comparison of our results with the results of other lodging companies. Management evaluates income-related financial measures that exclude the leveraged lease impairment charge in order to better assess the period-over-period performance of our core operating businesses. Management evaluates income-related financial measures that exclude the CTF transaction charge in order to better assess the Company’s period-over-period performance of our lodging operations in light of the fact that the CTF transaction charge does not reflect the fact that new management agreements, entered into as part of the CTF transaction, substantially replaced the old management agreements the termination of which make up the bulk of the CTF transaction charge.

However, the figures presented in the “Excluding CTF and Leveraged Lease Charges” column are all non-GAAP financial measures, may be calculated and/or presented differently than presentations of other companies, and are not alternatives to operating income, income from continuing operations, net income, earnings per share or any other operating measure prescribed by United States generally accepted accounting principles.

	Fiscal Year 2005
	Income from Continuing Operations	CTF Transaction Charge	Leveraged Lease Charge	Excluding CTF and Leveraged Lease Charges
Operating income (loss)	$555	$(94)	$—	$649
Gains and other income	181	—	—	181
Interest income, provision for loan losses and interest expense	(55)	—	(17)	(38)
Equity in earnings	36	—	—	36

Pre-tax income (loss)	717	(94)	(17)	828

Tax (Provision)/Benefit	(261)	32	6	(299)
Tax Credits	167	—	—	167

Total Tax (Provision)/ Benefit	(94)	32	6	(132)

Income (Loss) from Continuing
Operations before Minority Interest	623	(62)	(11)	696
Minority Interest	45	—	—	45

Income (Loss) from Continuing
Operations	$668	$(62)	$(11)	$741

Diluted Shares	231.2	231.2	231.2	231.2
Earnings/(Loss) per Share from Continuing Operations - Diluted	$2.89	$(0.27)	$(0.05)	$3.21

	Fiscal Year 2004
	Income from Continuing Operations	CTF Transaction Charge	Leveraged Lease Charge	Excluding CTF and Leveraged Lease Charges
Operating income	$477	$—	$—	$477
Gains and other income	164	—	—	164
Interest income, provision for loan losses and interest expense	55	—	—	55
Equity in losses	(42)	—	—	(42)

Pre-tax income	654	—	—	654
Tax Provision	(244)	—	—	(244)
Tax Credits	144	—	—	144

Total Tax Provision	(100)	—	—	(100)

Income from Continuing Operations before Minority Interest	554	—	—	554
Minority Interest	40	—	—	40

Income from Continuing Operations	$594	$—	$—	$594

Diluted Shares	240.5	240.5	240.5	240.5
Earnings per Share from Continuing Operations - Diluted	$2.47	$—	$—	$2.47

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure Reconciliation

We adopted Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment (”FAS No. 123R”) at the beginning of our 2006 fiscal year. We estimate the adoption of FAS No. 123R, using the modified prospective method, will result in incremental pre-tax expense in the 2006 first quarter of $9 million and total incremental pre-tax expense for the entire 2006 fiscal year of $44 million.

Our management evaluates diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment and the adoption of FAS 123R because it allows for year-over-year comparisons relative to our on-going lodging operations before material charges and because management expects the Synthetic Fuel segment will no longer have a material impact on our business after the Internal Revenue Code Section 29 synthetic fuel tax credits expire at the end of 2007 or earlier if the company elects to make permanent its present synthetic fuel production shut down. Management believes that this presentation facilitates the comparison of our results with the results of other lodging companies.

However, diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment and the adoption of FAS 123R is a non-GAAP financial measure, may be calculated and/or presented differently than presentations of other companies and are not alternatives to operating income, income from continuing operations, net income, earnings per share or any other operating measure prescribed by United States generally accepted accounting principles.

	Range
	Estimated First Quarter 2006	Estimated First Quarter 2006
Diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment	$0.67	$0.73
Add back estimated eps impact associated with the adoption of FAS No. 123R	0.03	0.03

Diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment and the adoption of FAS No. 123R	$0.70	$0.76

	Range
	Estimated Full Year 2006	Estimated Full Year 2006
Diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment	$2.95	$3.05
Add back estimated eps impact associated with the adoption of FAS No. 123R	0.13	0.13

Diluted earnings per share from continuing operations excluding the impact of the Synthetic Fuel segment and the adoption of FAS No. 123R	$3.08	$3.18

Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Non-GAAP Financial Measure

EBITDA

($ in millions)

Our management considers earnings before interest, taxes, depreciation and amortization (EBITDA) to be an indicator of operating performance because it can be used to measure our ability to service debt, fund capital expenditures, and expand our business.

In the 2005 second quarter we recorded a $94 million charge associated with the agreements we entered into with CTF Holdings Ltd. (the “CTF transaction”). The $94 million charge was primarily non-cash and due to the write-off of deferred contract acquisition costs associated with the termination of management agreements. In addition, we incurred a material charge of $17 million in the 2005 third quarter associated with the impairment of our one investment in an aircraft leveraged lease. We do not consider the leveraged lease investment to be related to our core business. Management expects the Synthetic Fuel segment will no longer have a material impact on our business after the Internal Revenue Code Section 29 synthetic fuel tax credits expire at the end of 2007 or earlier if the company elects to make permanent its present synthetic fuel production shut down.

Management evaluates Adjusted EBITDA which excludes the aircraft leveraged lease impairment charge, discontinued operations and the impact of our Synthetic Fuel segment in order to better assess the period-over-period performance of our on-going core operating businesses. Management evaluates Adjusted EBITDA which also excludes the CTF transaction charge in order to better assess the Company’s period-over-period performance of our lodging operations in light of the fact that the CTF transaction charge does not reflect the fact that new management agreements, entered into as part of the CTF transaction, substantially replaced the old management agreements the termination of which makes up the bulk of the CTF transaction charge. Management also believes that these presentations facilitate the comparison of our results with the results of other lodging companies.

However, EBITDA and Adjusted EBITDA are non-GAAP financial measures, may be calculated and/or presented differently than presentations of other companies, and are not alternatives to operating income, income from continuing operations, net income, cash flow from operations, or any other operating measure prescribed by United States generally accepted accounting principles.

	Fiscal Year 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$145	$138	$149	$237	$669
Interest expense	24	21	24	37	106
Tax provision/(benefit) from continuing operations	5	(20)	33	76	94
Tax provision from discontinued operations	—	—	1	—	1
Depreciation[1]	30	29	34	46	139
Amortization	7	7	7	7	28
Interest expense from unconsolidated joint ventures	11	6	4	8	29
Depreciation and amortization from unconsolidated joint ventures	12	9	7	11	39

EBITDA	$234	$190	$259	$422	$1,105
Synthetic fuel adjustment	42	22	(7)	(1)	56
Pre-tax gain discontinued operations	—	—	(2)	—	(2)
Non-recurring charges -
CTF acquisition charge	—	94	—	—	94
Leveraged lease charge	—	—	17	—	17

Adjusted EBITDA	$276	$306	$267	$421	$1,270

Increase over 2004 Adjusted EBITDA	14%	10%	12%	23%	15%
The following items make up the synthetic fuel adjustment:
Pre-tax synthetic fuel losses	$54	$28	$13	$17	$112
Pre-tax minority interest - synthetic fuel	(10)	(4)	(18)	(15)	(47)
Synthetic fuel depreciation	(2)	(2)	(2)	(3)	(9)

EBITDA adjustment for synthetic fuel	$42	$22	$(7)	$(1)	$56

[1] Does not include depreciation reimbursed by third party owners.

	Fiscal Year 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income	$114	$160	$133	$189	$596
Interest expense	22	24	23	30	99
Tax provision continuing operations	18	33	28	21	100
Tax provision discontinued operations	—	—	1	—	1
Depreciation	32	29	32	40	133
Amortization	7	8	7	11	33
Interest expense from unconsolidated joint ventures	10	11	9	15	45
Depreciation and amortization from unconsolidated joint ventures	13	9	13	17	52

EBITDA	$216	$274	$246	$323	$1,059
Synthetic fuel adjustment	28	5	(6)	21	48
Pre-tax gain discontinued operations	(1)	—	(1)	(1)	(3)

Adjusted EBITDA	$243	$279	$239	$343	$1,104

The following items make up the synthetic fuel adjustment:
Pre-tax synthetic fuel losses	$—	$21	$12	$37	$70
Pre-tax synthetic fuel equity losses	28	—	—	—	28
Pre-tax minority interest - synthetic fuel	—	(14)	(15)	(11)	(40)
Synthetic fuel depreciation	—	(2)	(3)	(5)	(10)

EBITDA adjustment for synthetic fuel	$28	$5	$(6)	$21	$48

Exhibit 99